Exhibit 99.1

Contact:	Ryan Hill, 610-774-5997
PPL Electric Utilities

Pennsylvania Public Utility Commission approves PPL Electric Utilities rates for 2011
Total bills remain about the same; distribution increase to support delivery system improvements

ALLENTOWN, Pa. (Dec. 16, 2010) -- Total electric bills will remain about the same beginning Jan. 1 for the typical residential customer who receives electric generation supply from PPL Electric Utilities.
The Pennsylvania Public Utility Commission on Thursday (12/16) approved the company’s rates for Jan. 1, 2011. For residential customers, they include an increase in distribution charges, a decrease in transmission charges and a decrease in generation charges that PPL Electric Utilities passes on to customers who don’t switch to another supplier.
"While every component of the electric bill will be changing in 2011, these changes will largely cancel each other out for most residential customers," said David G. DeCampli, president of PPL Electric Utilities. "Meanwhile, many businesses could see total bills drop."
The total monthly bill for an average residential customer who receives generation supply from PPL Electric Utilities will be about $134 beginning Jan. 1, compared with bills that ranged from about $134 to $139 throughout 2010. The average residential customer uses about 1,000 kilowatt-hours of electricity a month. A residential customer using 750 kilowatt-hours a month will pay about $103 beginning Jan. 1, compared with bills that ranged from about $103 to $105 throughout 2010. Residential bills in 2010 were affected by a temporary credit that varied during the year.
DeCampli said overall bills for customers who’ve switched to other suppliers will depend largely on their supplier’s prices in the new year, because generation accounts for the lion’s share of typical electric bills.

Additional distribution revenue to help keep reliability strong
In its action Thursday, the PUC approved the company’s first increase in distribution charges in three years. The change would add about $5 a month to the distribution portion of the bill for the average residential customer, who uses 1,000 kilowatt-hours a month. Business customers, on average, would pay about the same for distribution as they do now.
The $77.5 million distribution rate increase will allow PPL Electric Utilities to begin recovering the cost of about $725 million in distribution system improvements made over the past three years. By law, the company cannot recover these costs without PUC permission.
The rate changes will also improve the company’s ability to attract the capital funding that’s needed for ongoing efforts to modernize the delivery system. This includes investing more than $3 billion in transmission and distribution system improvements over the next five years as the company looks to rebuild, modernize and strengthen an aging delivery system.
"We’ve already begun to tackle that challenge throughout our service territory," DeCampli said. "This year, we’ve rebuilt hundreds of miles of power lines, added new lines and substations, and stepped up line inspections and tree trimming.
"We’re adding new technology that enhances our ability to respond quickly when problems arise. At the same time, our engineers are designing future improvements at a pace unlike any we’ve experienced in decades," he said. "All of these efforts will benefit our customers, helping to ensure that we can deliver power safely, reliably and affordably for years to come."

Generation prices to drop; ‘price to compare’ finalized for early 2011
The PUC also approved a drop in PPL Electric Utilities’ generation supply charges for the first five months of 2011. The decrease results from the company’s lower cost of purchasing power for the new year.
While PPL Electric Utilities is strictly an electric delivery company, state law requires that the company buy power for customers who don’t switch to another supplier. The law requires that nearly 10 percent of this supply come from renewable sources in 2011. The company must pass on the costs to customers without profit.
Generation and transmission prices combined make up PPL Electric Utilities’ "price to compare," which is an important number to help customers shop for electricity supply. If suppliers offer a price that’s less than PPL Electric Utilities’ price to compare, customers can save by switching.
The company’s price to compare for 2010 was about 10.4 cents per kilowatt-hour for residential customers. It will drop to about 9.3 cents per kilowatt-hour for the first five months of 2011. The "price to compare" for small businesses will drop from 10.4 to 9.8 cents per kilowatt-hour beginning Jan. 1. These prices will then change again June 1, 2011, and every three months after that to reflect the cost of the company’s new power purchases.
"We encourage all of our customers to explore their options for purchasing electricity supply," DeCampli said. "The fact is, it doesn’t affect PPL Electric Utilities financially if you switch, and it won’t affect the reliability of your electric service. We’ll still be your delivery company no matter what, and we’ll continue to deliver your power safely and reliably."

Half a million PPL Electric Utilities customers have already switched to other suppliers. Residential customers can visit papowerswitch.com or call the Pennsylvania Office of Consumer Advocate at 1-800-692-7380 to compare supplier offers to PPL Electric Utilities’ price to compare. Businesses can visit papowerswitch.com for a list of licensed suppliers.
PPL Electric Utilities, a subsidiary of PPL Corporation (NYSE: PPL), provides electric delivery services to about 1.4 million customers in Pennsylvania and has consistently ranked among the best companies for customer service in the United States. More information is available at www.pplelectric.com.

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